Exhibit 10.32

3750 Torrey View Court
San Diego, CA 92130
858.617.2000 tel
858.617.2900 fax carefusion.com

June 22, 2010

Subject:     Confidential Severance Agreement

Dear Ms. Zilm:

The purpose of this Confidential Severance Agreement (“Agreement”) is to confirm the understanding and agreement by and between CareFusion Corporation and all of its subsidiaries, affiliates and related companies (collectively referred to as “CareFusion” or the “Company”), and you (referred to as “You”) concerning your departure from CareFusion.

1.	Separation Date & Compensation through the Separation Date

Your at-will employment relationship with the Company will terminate on September 16, 2010 (“Separation Date”). You will continue as a full-time employee and retain your title through your Separation Date. This notice will be deemed to comply with all applicable WARN act notice provisions.

Your last day in the office will be July 15, 2010. During the period prior to your Separation Date, you agree to be available to provide services as requested and cooperate with the Company to ensure a smooth transition with respect to your job responsibilities and any ongoing business matters.

The Company will continue to pay your regular base salary payments and provide employee benefits from the date of this letter through the Separation Date. The Company will pay your FY ’10 MIP bonus, using an individual performance factor of not less than 1.0, on the regular schedule for these bonuses, based on actual results and according to the same MIP approval process used for Company executives (the “FY ’10 MIP Bonus”).

On your Separation Date, You will be paid any earned but unused Paid Time Off (PTO) as of that date, in addition to receiving your final paycheck.

2.	Group Plan Benefits/Continuation of Health Benefits

Your medical, dental, vision, life, AD&D and disability insurance will end on your Separation Date. However, You are eligible to continue medical, dental, and vision health benefits under the Employee Group Benefit Plan (the “Group Plan”) pursuant to applicable federal COBRA guidelines for up to 18 months. If You have questions regarding your COBRA coverage, You may contact Hewitt directly at (877) 236-5236.

Please refer to the 2010 Employee Benefits after Termination of Employment attachment to this Agreement for more detail.

3.	Severance Benefits

Subject to your execution without modification or revocation of a general release of all claims in the form attached to this Agreement as Exhibit A (the “Release”) within 60 days following the Separation Date, CareFusion will provide You with the following (collectively, the “Severance Benefits”):

(i) salary continuation at your current annual base salary of $426,400 for twelve (12) months, effective from your Separation Date,

(ii) a lump sum cash severance payment equal to the average of your FY ’10 MIP Bonus and your FY ’10 target MIP bonus, payable within 60 days after your Separation Date,

(iii) a lump sum pro-rata portion of your FY ’11 MIP bonus based on actual Company performance and using an individual performance factor of not less than 1.0 (the “FY ’11 MIP Bonus”), payable at the time FY ’11 MIP bonuses are paid to active employees,

(iv) should You elect to continue your Group Plan health coverage through COBRA, CareFusion will pay a portion of the cost of COBRA coverage for twelve (12) months in the same proportion as it shared such costs with You during your employment with CareFusion, less any health assessment or tobacco credit You were receiving as an active employee. Your billing statement will be adjusted to reflect the cost sharing rate. The portion of the cost of coverage paid by CareFusion will be included as taxable income to You, and

(v) You will be eligible to receive outplacement services with Lee Hecht Harrison or an outplacement firm mutually agreed upon by You and CareFusion for the twelve (12) months after the date of this letter.

You acknowledge that the Severance Benefits in this Agreement are over and above any benefits to which You may be entitled and You agree that if you do not execute the Release within 60 days of the Separation Date, or if You revoke or modify Release, You will not be entitled to receive any Severance Benefits and You will immediately repay to the Company any of the Severance Benefits previously paid or provided to You.

4.	401(k) Plan

You are fully vested in any money you have personally contributed to your plan account and in any Company matching contributions. In order to be vested in all Employer contributions in your 401(k) plan account, You must have a minimum of three (3) years of service.

If You have any questions regarding your 401(k) account, please contact the CareFusion Financial Plans Service Center at (800) 835-5095.

5.	Equity Awards

Following the Separation Date and CareFusion’s timely receipt of the Release without revocation or modification, CareFusion will provide You with 24 months to exercise your CareFusion and Cardinal Health vested equity. All other terms and conditions in each grant award, including the non-compete, non-solicitation and other covenants, will remain in full force and effect.

You can exercise Cardinal Health options, if applicable, by visiting www.ubs.com/onesource/cah, or You can call UBS at (866) 514-4318. You can exercise CareFusion options, if applicable by visiting www.ubs.com/onesource/cfn, or You can call UBS at (877) 236-5208. Also, unless otherwise provided for in Your award agreement, any unvested stock options or restricted stock, if any, will be cancelled on the Separation Date.

6.	Transition Procedure

The Company’s agreement to provide the Severance Benefits is further contingent on and subject to your agreement to: (a) continue to conduct your activities in a professional manner and to cooperate with CareFusion, its subsidiaries, affiliates and related companies in all reasonable ways to achieve a smooth transition and resolution to any open items on which You were working; (b) not intentionally injure CareFusion and any of its subsidiaries, affiliates or related companies in any way, including with respect to company property, customers, or personnel; (c) return any Company property in your possession including, but not limited to, proprietary and confidential information, laptop computers, blackberries or other pda devices, cell phones, memory cards, all credit cards, office or warehouse keys, supplies or equipment, all company documents, computer files and all copies thereof; (d) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between CareFusion and its subsidiaries, affiliates and related companies and their respective officers, directors, employees, customers, suppliers or others, both prior to and following the Separation Date; and (e) refrain from disparaging or defaming the goodwill or reputation of CareFusion and its employees, agents, officers, and directors.

7.	Payment for American Express Charges

You agree and understand that You are responsible for the payment of all outstanding balances and charges incurred by You on the American Express Corporate Card. You represent that You will fully disclose all charges made to such account and You hereby agree and authorize the Company to pay all current charges, plus any additional charges that may be posted to this account, and to deduct such payment from any and all payments that You may be due from the Company including, but not limited to, any expense reimbursements You may have requested, any bonus check or other payment by the Company to You, and any severance payment or salary continuation payable to You (with any deduction from any amounts that are considered deferred compensation subject to Section 409A being limited to $5,000).

In the event that the amount due to American Express exceeds the amount payable by the Company to You or which may be withheld or deducted by the Company, You agree to forward such additional payment to American Express within twenty (20) days of the final billing statement. You further agree to hold the Company harmless for any amounts paid by the Company to American Express and to reimburse the Company for any payment to American Express that exceeds any amount or payment that may be payable to You by the Company or that may be withheld or deducted by the Company. You further agree to submit all outstanding expense reports with appropriate supporting receipts for reimbursement to my attention within twenty (20) days of your Separation Date.

8.	Proprietary Information and Confidentiality

You agree not to take, use, disclose, alter, or copy proprietary or confidential information pertaining to CareFusion, its subsidiaries, affiliates or related companies. In addition, You agree that the terms and conditions of this Agreement, and any attachments, amendments or addendums to this Agreement, if any, shall remain confidential, and You shall not disclose, directly or indirectly, the existence or terms of this Agreement and any attachments, amendments or addendums to any other person or entity, except only: (A) as You may be specifically permitted or directed by CareFusion in writing to do so; (B) to your personal legal, accounting and financial advisors, and your immediate family; or (C) as may be required by law. You hereby understand and agree that this covenant is a material element of this Agreement.

9.	No Solicitations

You agree that for 12 months after your Separation Date, You will not, without CareFusion’s prior written consent, directly or indirectly: solicit, recruit, induce or otherwise encourage CareFusion employees, contractors or anyone else providing services to CareFusion to end their employment or business relationship with CareFusion or to engage in any competitive business.

10.	Cooperation

In consideration for the Severance Benefits and other benefits You are receiving, You agree to fully cooperate with and assist CareFusion, its subsidiaries, affiliates and related companies and their respective representatives and attorneys as requested with respect to any matters, claims, actions, disputes, litigation or arbitrations, internal or government investigations or other dispute resolutions by being available to provide affidavits, interviews, depositions and/or testimony in regard to any matters in which You are or have been involved or with respect to which You have relevant information. CareFusion will reimburse You for reasonable expenses You may incur in connection with providing such cooperation. Any such reimbursement will be made no later than the end of the calendar year after the calendar year in which the expense was incurred, provided documentation of the expense is provided by You to CareFusion within ten business days before that date. You further agree that should You be contacted (directly or indirectly) by any person or entity regarding any matters pertaining to your former employment to CareFusion, You shall promptly notify the CareFusion Legal Department in writing, addressed to 3750 Torrey View Court, San Diego, CA 92130.

Nothing in this Agreement is intended to: (a) limit your ability to respond truthfully to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation concerning facts or events that arose during the period of your employment with CareFusion; or (b) create any obligation on your part to inform the Company about the fact or substance of any communications You may have with any governmental authorities in connection with any pending and/or future actions.

11.	Non-Disparagement

You agree not to disparage, defame or otherwise detrimentally comment upon CareFusion, including its business practices, products, or services. You acknowledge that such comment shall cause serious damage to CareFusion.

12.	Non-Disclosure and Other Agreements

You agree that this Agreement will not supercede any existing Non-Disclosure Agreement(s) or any other agreements or restrictive covenants executed by You or to which You are subject relating to non-solicitation, non-competition, confidentiality and/or CareFusion’s proprietary information or intellectual property.

13.	Review of Agreement

You agree and represent that You have been advised of and fully understand your right to discuss all aspects of this Agreement with counsel of your choice. Your execution of this Agreement establishes that, if You wish the advice of counsel, You have done so by the date You signed the Agreement.

14.	Tax Matters

CareFusion makes no representation as to the Federal, State or Local tax treatment of any payments promised herein. You are solely responsible for any income taxes, excise taxes or other taxes arising from any payments made to You or others on your behalf (including offsets) and CareFusion will not reimburse You for such taxes nor “gross up” any payments so as to produce any particular result for you net of taxes. CareFusion may withhold amounts for Federal, State and Local taxes as required by applicable law. CareFusion will report all payments hereunder to the proper tax authorities in accordance with its determination as to its reporting obligation, and no such determination made in good faith shall give rise to any liability to You. In signing this Agreement You affirm that You have not relied on any representations made by CareFusion with respect to the taxation of any payments. For purposes of Section 409A, each installment payment under the Agreement shall be treated as a separate payment. “Separation Date” or words of similar import as used in this Agreement mean, for purposes of any payments to be made under this Agreement that are payments of “deferred compensation” subject to Section 409A, your “separation from service” which for purposes of this Agreement shall mean a reasonably anticipated reduction of the level of bona fide services to a level that is less than 50% of the average level of services You provided in the immediately preceding 36 months. To the extent that any portion of the Severance Benefits constitutes deferred compensation subject to Section 409A, some portion of the amount payable may have to be delayed and paid on the first business day that is at least six months after your Separation Date. The Company will separately notify you if this restriction is applicable to your Severance Benefits.

15.	Full Compliance

You acknowledge and agree that CareFusion’s agreement to provide Severance Benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and any other Agreements, if any, between You and CareFusion.

16.	Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by CareFusion, its subsidiaries, affiliates and related companies and their successors and assigns.

17.	Severability

You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

18.	No Representations/Entire Agreement

You acknowledge that You do not, and have not, relied upon any representation or statement not set forth herein made by CareFusion or any representative or agent thereof. The parties acknowledge that this agreement contains the entire understanding of the parties with respect to the matters set forth herein.

19.	Amendment; No Admission; Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

You agree that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the State of California. You also designate the federal and state courts of San Diego, California as the courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement, and hereby irrevocably consent to such designation, jurisdiction and venue.

I believe the foregoing accurately reflects the terms of your separation from CareFusion, and ask that You sign an extra copy of this letter and return it to me to confirm your agreement.

Sincerely,

CAREFUSION

/s/ Cathy Cooney
Cathy Cooney,
Executive Vice-President, Human Resources

Agreed to:

/s/ Carol Zilm	6-28-10
Carol Zilm	Date

EXHIBIT A

General Release

I, Carol Zilm, in consideration of the Severance Benefits (the “Severance Benefits”) described in the Confidential Severance Agreement dated June 22, 2010 (the “Severance Agreement”), do hereby release CareFusion Corporation and all of its subsidiaries, affiliates and related companies (collectively referred to as “CareFusion” or the “Company”) by execution of this release (the “Release”) from any and all claims and causes of action that may exist, whether known or unknown, as of the date of my execution of this Release with the exception of any unemployment compensation claim I may have and any other claims that cannot be waived by law. I agree that this Release applies to all officers, directors, employees and other representatives of CareFusion, its subsidiaries, affiliates and related companies (collectively “the Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under CareFusion’s policies or practices, federal and state fair employment practices or discrimination laws, laws pertaining to breach of employment contract or wrongful termination, claims under any applicable state or federal employment, labor or wage and hour statute, and claims under the Age Discrimination and Employment Act (ADEA), the Worker Adjustment and Retraining Notification Act (WARN) and any applicable state laws of similar intent.

In addition, I agree that I will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. I further agree that if I do so, I shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with my suit, action, or grievance. I also waive my right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This agreement not to sue does not prohibit me from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render me liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this agreement under the ADEA or the OWBPA. This agreement not to sue also does not prohibit me from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this agreement, I agree not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded in connection with such charges. In addition, this general Release is not intended to bar any claims for workers’ compensation benefits.

This Release does not apply to any claims arising after my execution of this general Release.

Complete Release

I also expressly agree that you have read, understand, and intend to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

‘A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.’

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of Releasees, I expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims I do not know or suspect to exist in my favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

Written Affirmation of No Present Violation

I certify and warrant that: (a) I am not presently aware of any unreported violation of CareFusion’s Code of Conduct; (b) I am not presently aware of any work-related injury not properly disclosed to CareFusion; (c) upon receiving the payments outlined in the Severance Agreement, I will have received all medical and other leave time and pay to which I are entitled; (d) I will have been paid for all hours worked; and (e) I have not exercised any actual or apparent authority by or on behalf of CareFusion that I have not specifically disclosed to CareFusion.

Full Compliance

I acknowledge and agree that CareFusion’s agreement to provide Severance Benefits under this Release is expressly contingent upon my full compliance with the provisions of this Release, the Severance Agreement and any other agreements, if any, between myself and CareFusion.

Successors

I and anyone who succeeds to my rights and responsibilities are bound by this Release and this Release will accrue to the benefit of and may be enforced by CareFusion, its subsidiaries, affiliates and related companies and their successors and assigns.

Severability

I agree that the validity or unenforceability of any provision of this Release shall not affect the validity or unenforceability of any remaining provisions.

No Representations/Entire Agreement

I acknowledge that I do not, and have not, relied upon any representation or statement not set forth herein made by any of the Releasees, their agents or representatives. The parties acknowledge that this Release and the Severance Agreement contain the entire understanding of the parties with respect to the matters set forth herein.

Amendment; No Admission; Governing Law

This Release may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and by me. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

I agree that all questions concerning the intention, validity or meaning of this Release shall be construed and resolved according to the laws of the State of California. I also designate the federal and state courts of San Diego, California as the courts of competent jurisdiction and venue for any actions or proceedings related to this Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

Review of Release

I agree and represent that I have been advised of and fully understand my right to discuss all aspects of this Release with counsel of my choice. My execution of this Release establishes that, if I wish the advice of counsel, I have done so by the date I signed this Release, and that I was given at least 45 days to consider whether or not to sign. I may sign this Release before the end of the 45 day period and I agree that if I decide to shorten this time period for signing, my decision was knowing and voluntary. I agree that a change to the Severance Agreement, whether material or immaterial, does not restart the running of said period.

I will have 7 days from the date that I sign this Release to revoke the Release and to change my mind, in which case this Release shall be ineffective and of no legal force. If I so revoke this Release, there will be no obligation on the part of CareFusion to provide me with any of the Severance Benefits described in the Severance Agreement and I agree to repay to CareFusion any such Severance Benefits previously paid or provided to me.

/s/ Carol Zilm	6-28-10
Carol Zilm	Date